Exhibit 10.4

EXECUTION COPY

AMENDED AND RESTATED

INTELLECTUAL PROPERTY AGREEMENT

dated as of May 13, 2013

between

COMPUWARE CORPORATION

and

COVISINT CORPORATION

i

ii

AMENDED AND RESTATED

INTELLECTUAL PROPERTY AGREEMENT

This Amended and Restated Intellectual Property Agreement, dated as of May 13, 2013, but effective as of January 1, 2013 (the “Effective Date”), is between Compuware Corporation, a Michigan corporation (“Compuware”) on behalf of itself and the Compuware Entities, and Covisint Corporation, a Michigan corporation (“Covisint”) (Compuware and Covisint are sometimes referred to herein separately as a “Party” and together as the “Parties”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in ARTICLE I hereof.

RECITALS

WHEREAS, Compuware is the beneficial owner of all the issued and outstanding common stock of Covisint;

WHEREAS, the Parties currently contemplate that Covisint will make an initial public offering (“IPO”) of its common stock pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended from time to time;

WHEREAS, Compuware and Covisint entered into a Contribution Agreement as of the Effective Date, pursuant to which Compuware and its Subsidiaries contributed to Covisint substantially all of the assets and liabilities of the Covisint Business (as defined below), as more specifically described therein, in a transaction that is intended to qualify as a contribution to capital to which the provisions of section 351 of the Internal Revenue Code and the regulations promulgated thereunder apply;

WHEREAS, Compuware and Covisint entered into a Master Separation Agreement as of the Effective Date (the “Original Master Separation Agreement”) to help delineate and define the relationship between Compuware and Covisint after the Effective Date, including setting forth certain rights and obligations of Compuware and Covisint following the Effective Date and addressing certain matters relating to the IPO, which Original Master Separation Agreement has been amended and restated by the Parties as of the date hereof (as so amended and restated, and as it may be further amended, supplemented, modified or restated, the “Master Separation Agreement”);

WHEREAS, pursuant to the Master Separation Agreement, the Parties entered into an Intellectual Property Agreement as of the Effective Date (the “Original Intellectual Property Agreement”), setting forth their agreement regarding the treatment of certain intellectual property rights and obligations and the provision and receipt of certain web-based hosted services between the Parties and Covisint’s utilization of certain elements of the Parties’ respective intellectual property rights and assets; and

WHEREAS, the Parties desire to amend and restate the Original Intellectual Property Agreement to reflect the terms and provisions set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree to amend and restate the Original Intellectual Property Agreement in its entirety to reflect the following terms and provisions:

ARTICLE I.

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings, applicable to both the singular and plural forms of the terms described below. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Master Separation Agreement.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal, other than any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation relating to taxes.

“Agreement” means this Amended and Restated Intellectual Property Agreement, together with the schedules and exhibits hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“Commission” has the meaning set forth in the Recitals to this Agreement.

“Compuware” has the meaning set forth in the preamble to this Agreement.

“Compuware Copyrights” means all works of authorship and copyrights owned by Compuware or its Subsidiaries throughout the world and related to the Compuware Licensed Products or Compuware Hosted Services and associated documentation, regardless of whether or not the copyrights are registered.

“Compuware Entities” means Compuware and its Subsidiaries (other than Covisint), and “Compuware Entity” means any one of the Compuware Entities in place on the Effective Date and any entity which becomes a Subsidiary of Compuware thereafter.

“Compuware Hosted Services” means, collectively: (a) all web-based hosted services identified on Schedule A and any updates, upgrades and future versions of those services (including internet domain names, whether or not Compuware Trademarks, registered in any generic top level domain by any authorized private registrar or governmental authority); and (b) portions of any future commercially available web-based hosted services provided by or on behalf of Compuware (including internet domain names, whether or not Compuware Trademarks, registered in any generic top level domain by any authorized private registrar or governmental authority) to the extent such portions implement interoperability with Covisint products or web-based hosted services.

“Compuware Indemnified Person” has the meaning set forth in Section 5.2(a) below.

“Compuware IP” means, collectively, the Compuware Patents, the Compuware Copyrights, the Compuware Trade Secrets and the Compuware Trademarks related to and embodied in or used by the Compuware Licensed Products or Compuware Hosted Services.

“Compuware Licensed Products” means, collectively: (a) all non-web-based software products identified on Schedule A and any updates, upgrades and future versions of those software products, and (b) portions of future commercially available non-web-based software products of Compuware or a Compuware Entity to the extent such portions implement interoperability with Covisint products or web-based hosted services.

“Compuware Licensed Products and Hosted Services” means, collectively, all Compuware Licensed Products and Compuware Hosted Services licensed or provided to Covisint and the Covisint Entities under the terms of this Agreement.

“Compuware Patents” means all issued patents and patent applications throughout the world owned by Compuware or its Subsidiaries and related to the Compuware Licensed Products or Compuware Hosted Services as of the Effective Date, as well as any issued patents and patent applications that claim priority to the foregoing.

“Compuware Trademarks” means (a) all trademarks and service marks, including, without limitation, all registrations and applications thereof and any foreign counterparts thereof and (b) any other trademarks and service marks, trade dress, logos and other source identifiers, including registrations thereof and common law rights, that are owned or controlled by, or licensed to (with the right to grant sublicenses, excluding the Covisint Trademarks) Compuware or its Subsidiaries, or that become owned or controlled by or licensed to (with the right to grant sublicenses, excluding the Covisint Trademarks) Compuware or its Subsidiaries prior to the termination or expiration of this Agreement, in each case to the extent that they are incorporated in the Compuware Licensed Products or Compuware Hosted Services.

“Compuware Trade Secrets” means all trade secrets owned by Compuware or its Subsidiaries embodied in the Compuware Licensed Products or Compuware Hosted Services.

“Confidential Information” has the meaning set forth in the Master Separation Agreement.

“Covisint” has the meaning set forth in the preamble to this Agreement.

“Covisint Business” means the business presently conducted by Covisint as of the Effective Date or, following the date of the IPO, such business that is then conducted by Covisint and described in the Registration Statement or its periodic filings with the Commission.

“Covisint Copyrights” means all copyrights owned by Covisint or its Subsidiaries throughout the world related to the Covisint Hosted Services and associated documentation, regardless of whether or not the copyrights are registered.

“Covisint Entities” means Covisint Corporation and its Subsidiaries, from time to time, and “Covisint Entity” means any one of the Covisint Entities.

“Covisint Hosted Services” means, collectively: (a) all web-based hosted services identified on Schedule B and any updates, upgrades and future versions of those services (including internet domain names, whether or not Covisint Trademarks, registered in any generic top level domain by any authorized private registrar or governmental authority), and (b) portions of future commercially available web-based hosted services (including internet domain names, whether or not Covisint Trademarks, registered in any generic top level domain by any authorized private registrar or governmental authority) provided by or on behalf of Covisint to the extent such portions implement interoperability with Compuware products or web-based hosted services.

“Covisint Indemnified Person” has the meaning set forth in Section 5.3(a) below.

“Covisint IP” means, collectively, the Covisint Patents, the Covisint Copyrights, the Covisint Trade Secrets, and the Covisint Trademarks related to and embodied in or used by the Covisint Hosted Services.

“Covisint Patents” means all issued patents and patent applications throughout the world owned by Covisint or its Subsidiaries and related to the Covisint Hosted Services as of the Effective Date, as well as any issued patents and patent applications that claim priority to the foregoing.

“Covisint Trademarks” means (a) all trademarks and service marks, all registrations and applications thereof, including, without limitation, any foreign counterparts thereof and (b) any other trademarks and service marks, domain names, trade dress, logos and other source identifiers, including registrations thereof, that are now owned or controlled by, or licensed to (with the right to grant sublicenses, excluding the Compuware Trademarks), Covisint, or that become owned or controlled by or licensed to (with the right to grant sublicenses, excluding the Compuware Trademarks) Covisint or its Subsidiaries prior to the termination or expiration of this Agreement, in each case to the extent that they are incorporated in the Covisint Hosted Services.

“Covisint Trade Secrets” means all trade secrets owned by Covisint or its Subsidiaries embodied in the Covisint Hosted Services.

“Distribution” has the meaning set forth in the Master Separation Agreement.

“Distribution Date” means the date on which a Distribution occurs.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Hosted Services” means, collectively, all Compuware Hosted Services provided to Covisint under the terms of this Agreement and all Covisint Hosted Services provided to Compuware under the terms of this Agreement.

“Intercompany Agreements” has the meaning set forth in the Master Separation Agreement.

“IP” means all Compuware IP and all Covisint IP.

“IPO” has the meaning set forth in the Recitals to this Agreement.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Licensee” has the meaning set forth in Section 2.6.

“Licensed Products and Hosted Services” means, collectively, all Compuware Licensed Products and Hosted Services and all Covisint Hosted Services.

“Licensor” has the meaning set forth in Section 2.6.

“Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct, consequential and punitive damages.

“Master Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Open Source Software” means any software that is distributed as “open source software” or “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software. “Open Source Software” includes without limitation software code that is licensed under the any open-source copyright license agreement, including any GNU General Public License or GNU Library or Lesser Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License, or other license agreement that substantially conforms to the Open Source Definition as prescribed by the Open Source Initiative or otherwise may require disclosure or licensing to any third party of any source code with which such software component is used or compiled.

“Original Master Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Original Intellectual Property Agreement” has the meaning set forth in the Recitals to this Agreement.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

“Registration Statement” has the meaning set forth in the Recitals to this Agreement.

“Releasees” has the meaning set forth in Section 3.1 below.

“Releasor” has the meaning set forth in Section 3.1 below.

“Schedule A” means the first schedule attached hereto, as amended from time to time, which lists all of the Compuware Licensed Products and Compuware Hosted Services.

“Schedule B” means the second schedule attached hereto, as amended from time to time, which lists all of the Covisint Hosted Services.

“Schedules” means any one or more of the schedules referred in and attached to this Agreement.

“Sublicensor” has the meaning set forth in Section 2.5.

“Subsidiary” of any Person means a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Third Party” means a Person other than Compuware and its Subsidiaries and Covisint and its Subsidiaries.

“Trademarks” has the meaning set forth in Section 2.7.

“Transactional Data” has the meaning set forth in Section 2.10(b).

“User” has the meaning set forth in Section 2.10(b).

“User Content” has the meaning set forth in Section 2.10(b).

Section 1.2 Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding Articles, Sections and paragraphs in this Agreement, references to exhibits or schedules shall refer to the corresponding exhibits or schedules in this Agreement, and references to the Parties shall mean the Parties to this Agreement.

ARTICLE II.

TREATMENT OF INTELLECTUAL PROPERTY RIGHTS

Section 2.1 Grant of Licenses and Right of Access and Use.

(a) Subject to the terms of this Agreement, Compuware, on behalf of itself and the Compuware Entities, grants to Covisint and the Covisint Entities, and Covisint, on behalf of itself and the Covisint Entities, accepts from Compuware and the Compuware Entities, for the Term of this Agreement, a fully paid-up (except as provided in Section 2.5), non-exclusive, non-assignable, non-transferable, non-sublicenseable (except as provided in Section 2.5), worldwide right and license under the Compuware IP to use the Compuware Licensed Products and to access and use the Compuware Hosted Services, in each case for the internal business purposes of Covisint and the Covisint Entities (except as provided in Section 2.5). To the extent that any third party software is embedded in the Compuware Licensed Products or Compuware Hosted Services, the foregoing license grant includes a sublicense to such third party software, but only if and to the extent that Compuware or the applicable Compuware Entity has the right to grant a sublicense to Covisint under the terms of the agreements in place as of the Effective Date between Compuware or the applicable Compuware Entity and such third party without additional payment to the third party or third parties who own such third party software, and Covisint agrees to be bound by all terms and conditions of use by Compuware or the applicable Compuware Entity of that third party software as if Covisint were named in the place of Compuware or the applicable Compuware Entity with regard to such terms and conditions.

(b) Subject to the terms of this Agreement, Covisint, on behalf of itself and the Covisint Entities, grants to Compuware and the Compuware Entities, and Compuware accepts from Covisint and the Covisint Entities, for the Term of this Agreement, a fully paid-up (except as provided in Section 2.5), non-exclusive, non-assignable, non-transferable, non-sublicenseable (except as provided in Section 2.5), worldwide right and license under the Covisint IP to access and use the Covisint Hosted Services for the internal business purposes of Compuware and the Compuware Entities (except as provided in Section 2.5). To the extent that any third party software is embedded in the Covisint Hosted Services, the foregoing license grant includes a sublicense to such third party software, but only if and to the extent that Covisint or the applicable Covisint Entity has the right to grant a sublicense to Compuware and the Compuware Entities under the terms of the agreements in place as of the Effective Date between Covisint or the applicable Covisint Entity and such third party without additional payment to the third party or third parties who own such third party software, and Compuware agrees to be bound by all terms and conditions of use by Covisint or the applicable Covisint Entity of that third party software as if Compuware were named in the place of Covisint with regard to such terms and conditions.

Section 2.2 General Restrictions. Compuware, on behalf of itself and the Compuware Entities, and Covisint, on behalf of itself and the Covisint Entities, agrees that except to the extent expressly permitted by this Agreement or as otherwise agreed to by the Parties in writing, it will not itself, or through any other party:

(a) copy, rent, sell, resell, lease, license, sublicense, rent or encumber any portion of the Licensed Products and Hosted Services;

(b) attempt, encourage others or knowingly permit decompilation, disassembly, reverse engineering or to otherwise decrypt or discover the source code of any portion of the Licensed Products and Hosted Services of the other Party;

(c) write or otherwise develop, or knowingly permit third parties to write or develop, any derivative works based on the Licensed Products and Hosted Services of the other Party or otherwise make any modifications, corrections or enhancements to the Licensed Products and Hosted Services or Confidential Information of the other Party for any purpose; or

(d) use or permit a third party to access or use the Licensed Products and Hosted Services of the other Party in any manner, including without limitation, to provide service bureau, timesharing, rental, application service provider or commercial hosting services, except as expressly provided in this Agreement.

Section 2.3 Copies. Compuware and the Compuware Entities may make such number of copies of the Covisint Hosted Services, and Covisint and the Covisint Entities may make such number of copies of the Compuware Licensed Products and Hosted Services, in each case, as is reasonably necessary to accomplish the permitted uses set forth in Section 2.1. All such copies shall remain the property of the applicable Licensor and shall at all times be subject to the terms and conditions of this Agreement.

Section 2.4 Exclusion of All Other Rights. Except as expressly provided herein, neither Party or any of its Subsidiaries is granted any rights or licenses whatsoever in or to the Licensed Products and Hosted Services of the other Party or such other Party’s Subsidiaries, or any other products, services, or intellectual, proprietary or personal rights of the other Party or such other Party’s Subsidiaries. Each Party, on behalf of itself and its Subsidiaries, hereby expressly reserves all rights and licenses not expressly granted in this Agreement. In particular and without limiting the foregoing, nothing in this Agreement will be deemed to convey to a Party or any of its Subsidiaries the legal title to the Licensed Products and Hosted Services of the other Party or such other Party’s Subsidiaries.

Section 2.5 Limited Sublicense Rights. The licenses and right of access and use granted by Section 2.1 include the non-assignable and limited right of each Party to grant sublicenses (or in the case of Compuware Hosted Services or Covisint Hosted Services, the right to permit access to and the use of such Compuware Hosted Services or Covisint Hosted Services, as applicable) (each, a “Sublicensor”) (1) to its Subsidiaries or (2) to its third-party service providers (but only to the extent required to provide services to a Party or its Subsidiaries), or (3) with the prior written consent of the party granting such License to any customer of such Party or its Subsidiaries but only to the extent required pursuant to a contract between such customer and any Party or its Subsidiaries existing on or after the Effective Date, subject in each case to the following limitations:

(a) With respect to sublicenses (or permission to access and use) granted to a Subsidiary or third-party service provider under this Section 2.5, such sublicense (or permission to access and use):

(i) may include the non-assignable right of such sublicensed Subsidiaries to grant sublicenses (or permission to access and use) to other Subsidiaries of said Party on the terms set forth in this Agreement;

(ii) shall not be broader in any respect at any time during the life of this Agreement than the license (or right to access and use) held at that time by the Party that granted the sublicense (or right to access and use);

(iii) shall provide that each licensed or sublicensed Subsidiary shall be bound by the terms and conditions of this Agreement as if it were named herein in the place of the Party of which it is a Subsidiary;

(iv) the Sublicensor shall require that any such sublicensee implement and maintain practices and policies sufficient to preserve the confidentiality of all Licensed Products and Hosted Services provided to such sublicensee by such Sublicensor;

(v) the Sublicensor shall be solely responsible, as between the original Licensee and Licensor, for any breach of confidentiality with respect to the Licensed Products and Hosted Services by any such sublicensee; and

(vi) except as expressly set forth in this Section 2.5(a), the original sublicensee shall not, without the prior written approval of the applicable Licensor, which approval shall not be unreasonably withheld, delayed or conditioned, sublicense (or permit the access and use of) or transfer in any way any Licensed Products and Hosted Services of such Licensor.

(b) With respect to sublicenses (or permission to access and use) granted to a customer under this Section 2.5, such sublicense (or permission to access and use):

(i) may, with the prior consent of the Licensor which shall not be unreasonably withheld, include the non-assignable right of such sublicensed customer to grant sublicenses (or permission to access and use) to any third-party;

(ii) shall not be broader in any respect at any time during the Term of this Agreement than the license (or right to access and use) held at that time by the Party that granted the sublicense (or right to access and use);

(iii) the Sublicensor shall require that any such sublicensee implement and maintain practices and policies sufficient to preserve the confidentiality of all Licensed Products and Hosted Services provided to such sublicensee by such Sublicensor;

(iv) the Sublicensor shall be solely responsible, as between the original Licensee and Licensor, for any breach of confidentiality with respect to the Licensed Products and Hosted Services by any such sublicensee;

(v) in the case of Compuware Hosted Services or Covisint Hosted Services, such hosted services shall be provided, accessed and used in accordance with and subject to the standard contractual documentation used by the Party in connection with the provision of such hosted services to its own customers in the ordinary course of business, as such documentation may be amended from time to time; and

(vi) except as expressly set forth in this Section 2.5(b), the original sublicensee shall not, without the prior written approval of the applicable Licensor, which approval shall not be unreasonably withheld, delayed or conditioned, sublicense (or permit the access and use of) or transfer in any way any such Party’s Licensed Products and Hosted Services.

Section 2.6 Intellectual Property Notices and Markings. Each Person receiving a license pursuant to Section 2.1 (a “Licensee”) from the Person granting such license (a “Licensor”) shall accurately produce and reproduce all Licensor intellectual property notices on all copies each Licensee produces or reproduces of the Licensed Products and Hosted Services. In no event shall a Licensee remove any intellectual property notices from any materials.

Section 2.7 Quality Control. Each Licensee agrees that the permitted use of the licensed Compuware Trademarks and the licensed Covisint Trademarks (the “Trademarks”) shall comply with all quality control standards and usage guidelines as may be reasonably established by each Licensor from time to time and then in effect, and shall be in conformance with good manufacturing practices and trademark usage generally. Each Licensor confirms that it is familiar with the quality standards of the other, and hereby deems all current uses of such Trademarks by each Licensee and its Subsidiaries to meet its quality control standards and usage guidelines. If a Licensor shall change the styling or appearance of any such Trademarks, the Licensee shall take commercially reasonable measures to conform its usage of such Trademarks to the new styling or appearance as soon as possible. No Licensee shall require a Licensor’s approval for new uses of the Trademarks that are substantially similar to those made by such Licensee and its Subsidiaries prior to the Effective Date, but shall obtain such Licensor’s prior approval and consent, which shall not be unreasonably withheld, delayed or conditioned, for any use that materially varies from such prior use with respect to the quality or nature of the goods or services in connection with which the Trademarks are used, or the form or manner of their display. No Licensor shall require a Licensee to follow quality control standards or usage guidelines that are substantially different from those that such Licensor imposes on other licensees generally, taking into account any relevant differences in their respective markets or products/services. Each Licensee agrees not to contest a Licensor’s ownership of the Trademarks, not to disparage or call into question the validity, value or ownership thereof, not to seek registration of the Trademarks, and not to use any of the Trademarks in any manner so as to create a combined trademark.

Section 2.8 Ownership. Each Licensee acknowledges and agrees that, as between the Parties and subject to the rights and licenses granted herein, each Licensor is, and at all times shall remain, the sole and exclusive owner of all right, title and interest, throughout the world (including all intellectual property and other proprietary rights), in and to all such Licensor’s Licensed Products and Hosted Services, and any copies or derivative works of such Licensed Products and Hosted Services, whether made by or on behalf of such Licensor or such Licensee. Each Licensee agrees not to contest Licensor’s ownership of the Licensor’s Licensed Products and Hosted Services.

Section 2.9 Protection of Licensed Products and Hosted Services.

(a) Except as set forth below, each Licensor shall maintain sole control and discretion over the prosecution and maintenance with respect to all rights, including all intellectual property rights in and to such Licensor’s Licensed Products and Hosted Services.

(b) Each Licensee shall promptly notify its Licensor in writing of any unauthorized use, infringement, misappropriation, dilution or other violation of such Licensor’s Licensed Products and Hosted Services of which such Licensee becomes aware. Each Licensor shall have the primary right, but not the obligation, to bring and control any suits against any unauthorized use, infringement, misappropriation, dilution or other violation of such Licensor’s Licensed Products and Hosted Services. Each Licensor shall be entitled to retain the entirety of any damages award arising from such suit, although attorney’s fee awards shall be allocated to the party incurring the fees. Each Licensee agrees to cooperate with its Licensor in any litigation or other enforcement action that such Licensor may undertake to enforce or protect such Licensor’s Licensed Products and Hosted Services pursuant to Section 2.9(a) and, upon such Licensor’s request, to execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to such litigation as required by law. Each Licensee shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense. No Licensee shall have any claim of any kind against its Licensor based on or arising out of such Licensor’s handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and each Licensee hereby irrevocably releases its Licensor from any such claim; provided, however, that no Licensor shall settle, compromise or voluntarily dispose of any such action, suit or proceeding in a manner that would materially restrict the rights or benefits of its Licensee(s) pursuant to this Agreement without the prior consent of such Licensee, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Each Party shall bear the costs, fees and expenses incurred by it in complying with the provisions of Section 2.9, including those incurred in bringing or controlling any such suits.

Section 2.10 Hosting Services. The following shall apply to the access and use of any Hosted Services during the Term:

(a) All content, data and information located on the Hosted Service made available to a user of such Hosted Service (other than (i) the public portion of the Covisint website that is accessible without any unique password and unique user identification code, and (ii) User Content (as defined in Section 2.10(b) below) is deemed to be Confidential Information and IP of the Licensor.

(b) All content or other materials a user of the Hosted Service (“User”) supplies, posts or otherwise makes available via or through the Hosted Service (“User Content”) and information or data comprising transactions on the Hosted Service (“Transactional Data”) is deemed to be Confidential Information and IP of the applicable Licensee. The applicable Licensor shall be permitted to (i) adapt, display and use any such User Content or Transactional Data solely as required to provide the Hosted Service, and (ii) create aggregated data from User Content or Transactional Data that is collected, retained, stored or accumulated through use of the Hosted Service for the purpose of compiling and/or distributing statistical analyses and reports utilizing such aggregated data as required for the purpose of providing the Hosted Service and performing its obligations under this Agreement, including without limitation for the purposes of maintaining, protecting and improving Hosted Service and ensuring the technical functioning of the Licensor’s network such as detecting, preventing or otherwise addressing fraud, security or technical issues.

(c) The use of any Hosted Services is subject to the following limitations and requirements: (i) Users shall not, nor shall they authorize others to, (A) reverse engineer, decompile or disassemble or otherwise attempt to discover the source code of the software used to provide the Hosted Service, (B) grant any rights in, transfer, time-share or otherwise assign to any third party any of the Hosted Service except as permitted in this ARTICLE II, (C) use any of the Hosted Service or related software to operate a time sharing service, service bureau or perform services for third parties except as permitted in this ARTICLE II, (D) create any derivative works based on any of the Hosted Service or related software or any other Confidential Information of the applicable Licensor except as permitted in this ARTICLE II, or (E) use the Hosted Service or related software in any manner not expressly authorized by this Agreement or the documentation accompanying any such Hosted Service; and (ii) Users must agree to use the Hosted Service in accordance with terms of use and privacy policies applicable to such Hosted Service.

(d) Any information exchanged in connection with the delivery of the Hosted Services hereunder shall be subject to the terms of Sections 5.6 and 5.7 of the Master Separation Agreement.

ARTICLE III.

ADDITIONAL COVENANTS OF THE PARTIES

Section 3.1 Mutual Releases. Each Party (as “Releasor”) on behalf of itself and its Subsidiaries irrevocably releases, acquits and forever discharges the other Party and its Subsidiaries (collectively “Releasees”) from any and all claims or liability for infringement of Releasor’s intellectual property licensed or otherwise provided hereunder (including, without limitation, claims with respect to any method practiced in the design, manufacture or use of any Licensed Product and Hosted Service), which claims are based on acts prior to the date on which a license covering such acts is granted hereunder. The releases contained in this Section 3.1 shall not apply to any person other than the Releasees named in this Section.

Section 3.2 Non-Encumbrance.

(a) Compuware, on behalf of itself and its Subsidiaries, agrees that it will not take any action that will require a license or assignment of any Covisint IP without Covisint’s prior written consent, including, but not limited to (i) licensing or otherwise distributing Covisint Hosted Services, directly or indirectly, or (ii) using Covisint IP in such a way as to subject such Covisint IP to the provisions of any standards organization or Open Source Software contract which could (1) require or condition the use or distribution of such Covisint IP; (2) require the license of a Covisint Licensed Product and Hosted Service or any portion thereof for the purpose of making modifications or derivative works; (3) require the distribution of such Covisint IP or any portion thereof without charge; (4) require or condition the disclosure, licensing or distribution of any Covisint IP or any portion of any Covisint Licensed Product and Hosted Service; or (5) otherwise impose a limitation, restriction or condition on the right of Covisint to distribute a Covisint Licensed Product and Hosted Service or any portion thereof.

(b) Covisint, on behalf of itself and its Subsidiaries, agrees that it will not take any action that will require a license or assignment of any Compuware IP, unless previously approved in writing by the General Counsel of Compuware (or such other person that the General Counsel has specifically authorized in writing to give such consent), including, but not limited to (i) licensing or otherwise distributing Compuware Licensed Products and Hosted Services, directly or indirectly, or (ii) using Compuware IP in such a way as to subject such code to the provisions of any standards organization or Open Source Software contract which could (1) require or condition the use or distribution of such Compuware IP; (2) require the license of a Compuware Licensed Product and Hosted Service or any portion thereof for the purpose of making modifications or derivative works; (3) require the distribution of such Compuware IP or any portion thereof without charge; (4) require or condition the disclosure, licensing or distribution of any Compuware IP or any portion of any Compuware Licensed Product and Hosted Service; or (5) otherwise impose a limitation, restriction or condition on the right of Covisint to distribute a Compuware Licensed Product and Hosted Service or any portion thereof.

ARTICLE IV.

TERM AND TERMINATION

Section 4.1 Term. The term of this Agreement shall commence upon the Effective Date and shall remain in full force and effect unless and until terminated pursuant to Section 4.2.

Section 4.2 Termination.

(a) The licenses granted under ARTICLE II (including all sublicenses) shall terminate upon the Distribution Date, subject to the following:

(i) Not later than ninety (90) days prior to the Distribution Date, the Parties shall negotiate in good faith to amend this Agreement to provide for a commercially acceptable and reasonable license fee with respect to any licenses or sublicenses granted hereunder which a Party desires to continue beyond the Distribution Date and any associated amendments to this Agreement as may reasonably be required by the Parties in connection therewith.

(ii) In the event the Parties fail to reach agreement as to the matters described in Section 4.2(a)(i) within such ninety (90) day period, the Party granting such license may, upon written notice to the other Party, terminate the right of a Party or any Sublicensor to grant any further sublicenses from and after the Distribution Date; provided, however, that the Parties shall negotiate in good faith to jointly develop and execute a plan to effect, no later than ninety (90) days after the Distribution Date, the orderly transition of any customers to which a sublicense has been granted to an alternative solution, it being understood that it is the intention of the Parties to mitigate any adverse consequences to such customers of such termination.

(b) This Agreement may also be terminated at any time by means of a written agreement between the Parties specifically approved in writing by the General Counsel or Chief Financial Officer of each Party (or such other person that such General Counsel or Chief Financial Officer has specifically authorized in writing to give such consent).

(c) The license granted by a Party under ARTICLE II (including all sublicenses) may be terminated by giving written notice to the other Party if such Party:

(i) fails to remedy, where it is capable of remedy, any breach of any of its material obligations under this Agreement after having been provided a written notice describing the breach in sufficient detail; or

(ii) engages in a series of breaches of any of its material obligations hereunder.

Section 4.3 Effect of Termination. Upon any termination described in Section 4.2, such Party shall promptly cease use of the terminated right(s). For purposes of clarity, if a right is terminated under Section 4.2, such termination shall not affect the terminating Party’s rights in any way. In the event a Party has granted a sublicense as permitted under this Agreement, a termination of the primary license shall cause such sublicense to automatically terminate unless otherwise agreed by the Parties in writing.

Section 4.4 Survival. Section 2.8, Section 2.9, Section 2.10, ARTICLE III, Section 4.4, ARTICLE V, and ARTICLE VI shall survive any termination of this Agreement.

ARTICLE V.

WARRANTY DISCLAIMER, LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 5.1 No Warranty; Exclusive Remedies.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL INTELLECTUAL PROPERTY LICENSED OR OTHERWISE PROVIDED HEREUNDER IS PROVIDED ON AN “AS IS” BASIS. EXCEPT FOR THE LIMITED REPRESENTATIONS SET FORTH IN SECTION 6.15 HEREIN, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY ANY PARTY OR ITS SUBSIDIARIES WITH RESPECT TO THE SUBJECT MATTER OF THIS

AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED.

(b) WITH RESPECT TO COMPUWARE HOSTED SERVICES AND COVISINT HOSTED SERVICES PROVIDED UNDER THIS AGREEMENT, THE USE OF OR ACCESS TO SUCH COMPUWARE HOSTED SERVICES OR COVISINT HOSTED SERVICES, ANY ASSOCIATED SOFTWARE, OR ANY INFORMATION OR DATA, INCLUDING WITHOUT LIMITATION, ALL DATA, CONTENT AND TRANSACTIONAL DATA ACCESSIBLE THROUGH SUCH COVISINT HOSTED SERVICES OR SUCH COMPUWARE HOSTED SERVICES, AS APPLICABLE, AND THE POSTING OF AND ACCESS TO ALL OF THE FOREGOING IS “AS IS”, “AS AVAILABLE” AND WITH ALL FAULTS AND THE ENTIRE RISK AS TO SATISFACTORY QUALITY, PERFORMANCE AND ACCURACY IS WITH THE PERSON ACCESSING AND USING SUCH COMPUWARE HOSTED SERVICES OR COVISINT HOSTED SERVICES.

(c) Other than in the event of gross negligence or willful misconduct or a third party infringement claim for which a Party shall have a right to seek indemnity hereunder (and without limiting the indemnification obligations of the Parties hereunder), the sole and exclusive remedy of the Parties in connection with the subject matter of this Agreement (either directly or indirectly) will be the termination of this Agreement in accordance with ARTICLE IV hereof.

Section 5.2 Limitation of Liability – Compuware.

(a) Covisint agrees that none of the Compuware Entities and their respective directors, officers, Subcontractors and employees (each of the Compuware Entities and their respective directors, officers, Subcontractors and employees, a “Compuware Indemnified Person”) shall have any Liability, whether direct or indirect, in contract or tort or otherwise, to Covisint or any Covisint Entity or any other Person under the control of Covisint or any Covisint Entity for or in connection with the Compuware Licensed Products and Hosted Services or any Compuware Indemnified Person’s actions or inactions in connection with any Compuware Licensed Products and Hosted Services, except for any Losses resulting from (i) any material breach of this Agreement on the part of any Compuware Indemnified Person, or (ii) the gross negligence, bad faith or willful misconduct of any Compuware Indemnified Person in connection with this Agreement.

(b) In addition to the foregoing, Covisint agrees that, in all circumstances, it shall use commercially reasonable efforts to mitigate and otherwise minimize damages to the applicable Covisint Entities, whether direct or indirect, due to, resulting from or arising in connection with any failure by Compuware to comply fully with Compuware’s obligations under this Agreement.

Section 5.3 Limitation of Liability – Covisint.

(a) Compuware agrees that none of the Covisint Entities and their respective directors, officers, Subcontractors and employees (each of the Covisint Entities and their respective directors, officers, Subcontractors and employees, a “Covisint Indemnified Person”)

shall have any Liability, whether direct or indirect, in contract or tort or otherwise, to Compuware or any Compuware Entity or any other Person under the control of Compuware or any Compuware Entity for or in connection with the Covisint Hosted Services or any Covisint Indemnified Person’s actions or inactions in connection with any Covisint Hosted Services, except for any Losses resulting from (i) any material breach of this Agreement on the part of any Covisint Indemnified Person, or (ii) the gross negligence, bad faith or willful misconduct of any Covisint Indemnified Person in connection with this Agreement.

(b) In addition to the foregoing, each Compuware Entity agrees that, in all circumstances, it shall use commercially reasonable efforts to mitigate and otherwise minimize damages to the applicable Compuware Entities, whether direct or indirect, due to, resulting from or arising in connection with any failure by Covisint to comply fully with Covisint’s obligations under this Agreement.

Section 5.4 Indemnification – Infringement Claims.

(a) Covisint shall indemnify, defend and hold harmless each Compuware Indemnified Person from and against and in respect of any and all Losses to the extent relating to or arising out of any claim or proceeding brought by any Third Party alleging that the use by Compuware, any Compuware Entity and/or any authorized sublicensees of Compuware of any of the Covisint IP infringes or misappropriates the intellectual property rights of such Third Party.

(b) Compuware shall indemnify, defend and hold harmless each Covisint Indemnified Person from and against and in respect of any and all Losses to the extent relating to or arising out of any claim or proceeding brought by any Third Party alleging that the use by Covisint, any Covisint Entity and/or any authorized sublicensees of Covisint of any of the Compuware IP infringes or misappropriates the intellectual property rights of such Third Party.

(c) In addition to any indemnification obligation under this Section 5.4, if the Licensed Products and Hosting Services business becomes, or in the Licensor’s opinion is likely to become, the subject of an infringement or misappropriation claim, the Licensor may, at its option and expense, either (i) procure for the Licensee the right to continue using the Licensed Products and Hosted Services, (ii) replace or modify the Licensed Products and Hosted Services so that it becomes non-infringing, or (iii) terminate the License.

(d) Neither Party will have any indemnification obligation under Section 5.4(a) or Section 5.4(b), as applicable, or otherwise with respect to any claim of infringement or misappropriation claim based on: (i) any use of the Licensed Products and Hosted Services not in accordance with the terms of this Agreement or for purposes not intended by the Licensor; (ii) any use of the Licensed Products and Hosted Services in combination with products, equipment, software or data not provided by the Licensor; or (iii) any modification of the Licensed Products and Hosted Services not made by the Licensor.

(e) This Section 5.4 states the applicable Licensor’s entire liability and the applicable Licensee’s sole and exclusive remedy for misappropriation and infringement claims.

Section 5.5 Indemnification by Compuware. Except as otherwise provided in this Agreement, Compuware shall, for itself and as agent for each Compuware Entity, indemnify,

defend (or, where applicable, pay the defense costs for) and hold harmless each Covisint Indemnified Person from and against, and shall reimburse such Covisint Indemnified Person with respect to, any and all Losses that any third party seeks to impose upon the Covisint Indemnified Person, or which are imposed upon the Covisint Indemnified Person, and that, following the Effective Date, relate to, arise or result from, whether prior to or following the Effective Date, any of the following items (without duplication):

(a) any material breach by any Compuware Entity of this Agreement; and

(b) the gross negligence, bad faith or willful misconduct of any Compuware Indemnified Person in connection with the Covisint Hosted Services provided pursuant to this Agreement.

In the event that any Compuware Entity makes a payment to a Covisint Indemnified Person hereunder, and such Covisint Indemnified Person subsequently diminishes the Loss on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Covisint), Covisint will promptly repay (or will cause such Covisint Indemnified Person to promptly repay) such Compuware Entity the amount by which the payment made by such Compuware Entity exceeds the actual cost of the associated indemnified Loss.

Section 5.6 Indemnification by Covisint. Except as otherwise provided in this Agreement, Covisint shall, for itself and as agent for each Covisint Entity, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless each Compuware Indemnified Person from and against, and shall reimburse such Compuware Indemnified Person with respect to, any and all Losses that any third party seeks to impose upon the Compuware Indemnified Person, or which are imposed upon the Compuware Indemnified Person, and that, following the Effective Date, relate to, arise or result from, whether prior to or following the Effective Date, any of the following items (without duplication):

(a) any material breach by any Covisint Entity of this Agreement; and

(b) the gross negligence, bad faith or willful misconduct of any Covisint Indemnified Person in connection with the Compuware Licensed Products or Hosted Services licensed or otherwise provided pursuant to this Agreement.

In the event that any Covisint Entity makes a payment to a Compuware Indemnified Person hereunder, and such Compuware Indemnified Person subsequently diminishes the Loss on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Compuware), Compuware will promptly repay (or will cause such Compuware Indemnified Person to promptly repay) such Covisint Entity the amount by which the payment made by such Covisint Entity exceeds the actual cost of the associated indemnified Loss.

Section 5.7 Disclaimer of Damages. IN NO EVENT SHALL ANY COMPUWARE ENTITY OR COVISINT ENTITY BE LIABLE TO ANY OTHER COMPUWARE ENTITY OR COVISINT ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND

ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THIS AGREEMENT OR IN ANY INTERCOMPANY AGREEMENT.

Section 5.8 Indemnification Procedures. The provisions of Sections 6.7 through 6.9 of the Master Separation Agreement (but excluding Section 6.9(b)) are hereby incorporated by reference as if set forth in their entirety herein, but references to Section 6.2 therein shall mean Section 5.4(a) or Section 5.6 herein as applicable, and references to Section 6.3 therein shall mean Section 5.4(b) or Section 5.5 herein as applicable.

ARTICLE VI.

MISCELLANEOUS

Section 6.1 Export Restrictions. Both Parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data, and shall not export or re-export any technical data, any products received from the other Party, or the direct product of such technical data or products, to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized. This Agreement will not affect the ownership of any assets or responsibility for any liabilities allocated in the Master Separation Agreement or any of the other Intercompany Agreements.

Section 6.2 No Implied Licenses. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right other than the rights expressly granted in this Agreement. Neither Party is required hereunder to furnish or disclose to the other any technical or other information.

Section 6.3 Infringement Suits. Neither Party shall have any obligation hereunder to defend any action or suit brought by a Third Party that alleges infringement of any intellectual property rights by the authorized use of intellectual property under this Agreement.

Section 6.4 No Other Obligations. NEITHER PARTY ASSUMES ANY RESPONSIBILITIES OR OBLIGATIONS WHATSOEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES.

Section 6.5 Dispute Resolution. The provisions set forth in Section 5.12 of the Master Separation Agreement are hereby incorporated by reference as if set forth in their entirety herein.

Section 6.6 No Agency. Nothing in this Agreement shall (i) constitute or be deemed to constitute a partnership or joint venture between or among the Parties hereto or their respective Subsidiaries, or (ii) create an agency or employment relationship between or among the Parties, in either case, for any purpose whatsoever. Neither Party hereto nor its Subsidiaries shall have authority or power to bind the other Party hereto or such other Party’s Subsidiaries or to contract in the name of, or create a Liability against, the other Party hereto or such other Party’s Subsidiaries in any way or for any purpose.

Section 6.7 Entire Agreement. This Agreement, the Master Separation Agreement and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 6.8 Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and shall be governed by the laws of the State of Michigan applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).

Section 6.9 Amendment. This Agreement and any Schedule may be amended at any time after such date by mutual written consent of Compuware and Covisint evidenced by an instrument in writing signed on behalf of each of the Parties. The Subsidiaries of the Parties may enter into one or more separate written agreements regarding the terms and conditions of license rights to intellectual property rights; provided that no such agreement shall become effective until specifically approved by mutual consent of Compuware and Covisint evidenced by an instrument in writing signed on behalf of each of the Parties.

Section 6.10 Notices. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

If to Compuware or a Compuware Entity:

Compuware Corporation

One Campus Martius

Detroit, Michigan 48226

Attention: Office of the General Counsel

Facsimile: (313) 227-7690

E-mail: Dan.Follis@compuware.com

If to Covisint or a Covisint Entity:

Covisint Corporation

One Campus Martius

Detroit, Michigan 48226

Attention: Office of the Chief Financial Officer

Facsimile: (313) 227-6435

E-mail: Jim.Prowse@compuware.com

or to such other address or facsimile number as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile or email, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile, email or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

Section 6.11 Counterparts. This Agreement, including the Schedules hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.12 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each Compuware Entity and each Covisint Entity. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, that the Parties may each exercise the limited sublicense rights to them by Section 2.5; and provided further, however, either Party may assign this Agreement to a successor entity formed solely in connection with such Party’s reincorporation in another jurisdiction or into another business form.

Section 6.13 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 6.14 Failure or Indulgence not Waiver, Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 6.15 Authority. Each of the Parties represents to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 6.16 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of proving irreparable damage or posting a bond, in addition to any other remedy at law or equity.

Section 6.17 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 6.18 Interpretation. The headings contained in this Agreement, in any Schedule hereto, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.19 Conflicting Agreements. In the event of conflict between this Agreement and any other agreement executed on or prior to the Effective Date in connection with the subject matter hereof, the provisions of this Agreement shall prevail.

Section 6.20 Third Party Beneficiaries. Except as specifically set forth in this Agreement, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any Person. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against either Party hereto.

Section 6.21 Incorporation by Reference. All Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

[Signature Page to Follow]

WHEREFORE, the Parties have signed this Amended and Restated Intellectual Property Agreement by their duly authorized representatives as of the date first set forth above, but effective as of January 1, 2013.

COMPUWARE CORPORATION

By:	/s/ Daniel S. Follis, Jr.
Name:	Daniel S. Follis, Jr.
Title:	Senior Vice President, General Counsel & Secretary

COVISINT CORPORATION

By:	/s/ David A. McGuffie
Name:	David A. McGuffie
Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Intellectual Property Agreement]

SCHEDULE A

Compuware Licensed Products and Hosted Services

All performance monitoring software products and related hosted services, including all revisions, releases, updates and enhancements to the foregoing that Compuware makes generally commercially available, including Gomez and dynaTrace functionality.

Schedule A-1

SCHEDULE B

Covisint Hosted Services

The Covisint portal that Covisint makes generally commercially available, including all versions, releases, updates and enhancements to the foregoing that Covisint makes generally commercially available.

Schedule B-1